Exhibit 99.2

Q2 FY21 Shareholder Letter

Fellow Shareholders, We delivered outstanding Q2 fiscal year 2021 (FY2021) operational and financial results, highlighted by over $730 million in new awards, net income near flat year-over-year (YoY) despite the ongoing effects of the pandemic, strong YoY Adjusted EBITDA growth of 10% and an improved liquidity and leverage profile. These results cap the first half of our FY2021, which has unfolded against the backdrop of the global pandemic. During this period Viasat has demonstrated financial strength and resiliency, supported by our diverse business model and disciplined expense management. For Q2 FY2021, revenue was down 6% YoY, largely due to the dramatic decrease in U.S. commercial airline traffic, but up 4.5% sequentially. Results from the prior year period also benefitted from very strong Government Systems revenues as well as pre-pandemic results from our in-flight connectivity (IFC) business. This quarter, Government Systems incurred some impacts due to the pandemic, which has somewhat complicated product manufacturing and shipments, but new Government Systems awards have been exceptionally good at over $785 million through the first half of the fiscal year. Continued gains in our fixed broadband business led our Satellite Services segment to generate YoY revenue and Adjusted EBITDA growth despite the unprecedented downturn in air travel. Our ability to pivot among markets underscores the value of our diverse business segment approach, vertical integration strategy and flexible network architecture. Looking ahead we have very good revenue visibility, with nearly $1.5 billion in total new awards in the first half of FY2021, after two straight $700 million-plus quarters. Overall Q2 FY2021 book-to-bill stands at 1.3x and we set a new record for backlog at $2.3 billion, which does not include existing and newly received Indefinite Delivery Indefinite Quantity (IDIQ) awards in our Government Systems business. We continue to hit key technical milestones in the ViaSat-3 program despite COVID-19-related productivity challenges and are targeting late calendar year 2021 for the launch of ViaSat-3 (Americas). We are starting to see signs of improvement in global air passenger counts, and behind the scenes the market landscape for IFC is increasingly moving in our favor, as highlighted by a new win with KLM in Europe. We remain in an excellent position to capitalize on robust opportunities to deliver new broadband services in growing markets and by bringing significant innovation into the shifting satellite industry landscape. Our prior investments are fueling growth despite a challenging environment and we continue to hone our execution. We believe we are on track to deliver a strong fiscal year performance as broader business conditions normalize, providing a solid foundation for the launch of the first ViaSat-3 satellite. Shareholder Letter | Q2 Fiscal Year 20211

Q2 FY2021 Financial Results

We are very pleased with our Q2 FY2021 financial performance, led by continued strength in fixed broadband, solid Government Systems results and prudent cost management and operational efficiencies. Our focus on building a diverse ecosystem of products and services leveraging common technology and infrastructure has served us well amid the challenges of the global pandemic. Based on our Adjusted EBITDA growth in the quarter and first half of FY2021, as well as an improved liquidity position, we are increasingly confident in our growth outlook for FY2021 and FY2022 and continue to see opportunities to invest in our business for the long term.

Q2 Fiscal Year 2021 Highlights

- Q2 FY2021 earnings exceeded expectations with net income results near flat, while Adjusted EBITDA grew 10% on expanded margins of over 350 basis points YoY
- Net leverage declined to 3.2x Adjusted EBITDA for the quarter, reflecting improved operating performance and $175 million in gross proceeds from a strategic equity investment in our common stock during the quarter. Liquidity was over $1 billion at quarter end
- Our U.S. fixed broadband business added approximately 5,000 net subscribers in the quarter, with ARPU just over $100, driven by subscribers choosing higher bandwidth, higher value data plans
- Government Systems continued to experience strong demand despite continuing constraints from a work-from-home environment, with backlog reaching a record of $1.1 billion and a book-to-bill of 1.7x
- The ViaSat-3 constellation program made good progress with the successful completion of a number of key technical milestones
- Consolidated award bookings surpassed the $700 million mark for the second consecutive quarter with a book-to-bill of 1.3x, bringing backlog to a new record of $2.3 billion

AWARDS
$ in millions


$692
$577
$552
$737
$731
Q2 FY20
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21

REVENUE
$ in millions


$592
$588
$592
$530
$554
Q2 FY20
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21

OPERATING INCOME (LOSS)
$ in millions


$18.4
$14.0
$14.1
($5.3)
$12.7
Q2 FY20
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21

NET INCOME (LOSS)*
$ in millions


$3.2
$6.5
$1.6
($12.4)
$2.0
Q2 FY20
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21

NON-GAAP NET INCOME*
$ in millions


$21.0
$24.7
$20.0
$4.8
$20.5
Q2 FY20
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21

ADJ. EBITDA
$ in millions


$118
$122
$120
$105
$130
Q2 FY20
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21

*Attributable to Viasat, Inc. common stockholders
A reconciliation of non-GAAP financial measures to their nearest GAAP equivalents is provided at the end of this letter

Shareholder Letter | Q2 Fiscal Year 2021 2

Government Systems

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions


$418
$453
$299
$260
$79
$72
Awards
Revenue
Adj. EBITDA
Q2 FY20
Q2 FY21

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions


$632
$788
$560
$521
$144
$140
Awards
Revenue
Adj. EBITDA
Q2 FY20 YTD
Q2 FY21 YTD

BACKLOG AND UNAWARDED IDIQ
$ in millions


$992
$1,114
$1,139
$3,152
Backlog
Unawarded IDIQ
Q2 FY20
Q2 FY21

Business Highlights

- Captured over $450 million in awards and ended the quarter with a backlog of over $1.1 billion, which does not include over $3 billion of unawarded IDIQ contract value
- Strengthened our U.S. government aircraft order book with the AMSS III option year two award of $59.5 million that includes expanded Pacific Command services and additional situational awareness capabilities
- Awarded the James S. Cogswell Outstanding Industrial Security Achievement Award again by the Defense Counterintelligence and Security Agency

In Q2 FY2021, Government Systems demonstrated continued demand across a broad portfolio of products and services, indicating that we are well-positioned for a more resilient, secure, integrated, and networked battlefield. Overall awards in an increasingly unconventional environment are very favorable, but timing can be lumpy and some were affected by government work-from-home effects. While our Q2 FY2021 revenues decreased YoY compared to the very strong period last year, our Q2 FY2021 segment backlog position hit an all-time high at $1.1 billion and supports sequential revenue growth. Q2 FY2021 Adjusted EBITDA of $72 million decreased 9% YoY on lower revenues, but Adjusted EBITDA margins expanded over 130 basis points driven by higher margins from the product mix and lower research and development (R&D) expenses.

Named a top innovator by the U.S. Air Force AFWERX program, Viasat conducted a "Live Fire" demonstration of a resilient, agile, multi-band and satellite multi-orbit hybrid adaptive network. The AFWERX opportunity to showcase our technology leadership highlighted our goal of bringing the warfighter the most advanced communications solutions combining the best available capabilities from both commercial and government space systems.

Awards of $453 million in Q2 FY2021 were approximately 9% higher over the prior year and 36% higher sequentially. Orders in the quarter were highlighted by government mobile broadband, notably from the AMSS III option award, the procurement of Blue Force Tracking vehicular ground transceivers in our situational awareness product line and continued traction from our tactical data link product portfolio.

Looking ahead, demand indications remain very positive across the segment with a quarterly book-to-bill of 1.7x and a multi-billion dollar portfolio of unawarded IDIQ contractual vehicles. Despite the uneven nature of the government business quarter-to-quarter, we expect the second half of FY2021 to exhibit stronger revenue generation.

Shareholder Letter | Q2 Fiscal Year 2021 3

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions



$213
$213
$206
$216
$71
$85
Awards
Revenue
Adj. EBITDA
Q2 FY20
Q2 FY21

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions



$405
$411
$403
$418
$138
$156
Awards
Revenue
Adj. EBITDA
Q2 FY20 YTD
Q2 FY21 YTD

U.S. Fixed Subscribers (End of Period)

	Q2 FY20	Q3 FY20	Q4 FY20	Q1 FY21	Q2 FY21
U.S. Fixed Subscribers (End of Period)	587K	586K	590K	599K	603K
Aircraft in Service* (End of Period)	1,353	1,379	1,390	~~~760~~ 1,390	~~~1,070~~ 1,390

*Excludes approximately 630 and 320 aircraft that were inactive in June 2020 and September 2020, respectively, due to the COVID-19 pandemic

Satellite Services

Business Highlights

- Sustained U.S. fixed subscriber broadband demand in Q2 FY2021 reflected the work-from-home and school-from-home environment. We anticipate some of the factors affecting demand, especially substantial growth in video streaming, will likely persist post-pandemic
- Achieved continued ARPU growth and net additions in our U.S. fixed subscriber broadband business
- Expanded availability of premium residential service in Brazil, and as of late October are now covering 100% of the country's population
- Secured a new commercial IFC contract: KLM selected Viasat IFC to deliver in-flight Wi-Fi service on a majority of its European fleet
- JetBlue became the first airline to offer customers free live streaming of fubo Sports Network through the Viasat/fuboTV partnership
- Significant flow through of YoY and sequential revenue growth to Adjusted EBITDA, exhibited the strength of our low variable cost structure as the business continues to scale

Satellite Services Q2 FY2021 results showed the durability of our fixed broadband services business. Our team responded quickly and dynamically to another surge in demand towards the middle of the quarter as families prepared for virtual schooling this fall.

Segment revenue of $216 million represented 5% and 7% YoY and sequential growth, respectively, despite significantly reduced YoY IFC revenue. The Company added about 5,000 net subscribers in the U.S., ending Q2 FY2021 with 603,000 U.S. subscribers. Additionally, ARPU edged over $100 for the first time, as newly added subscribers continued to choose plans with more bandwidth. As streaming video consumption trends grow even further in the future in several formats, we are investing in technology that allows users to stream better video quality with many more viewing hours. As more households cut the cord from linear TV subscriptions, we anticipate that high quality, high volume streaming represents a significant growth opportunity – especially with ViaSat-3.

Our IFC services improved modestly during the quarter as airline customers began seeing more passengers return to the air. While current airline traffic is still a fraction of the prior year activity and patterns remain unpredictable, our IFC service revenues increased 38% sequentially as active aircraft in service trends improved throughout the quarter.

Adjusted EBITDA of $85 million for Q2 FY2021 increased 20% YoY and 19% sequentially. The larger base of U.S. fixed broadband subscribers and higher ARPU in the quarter were the main contributing factors, while a slight sequential improvement from IFC services also added to the growth. In addition, we continue to make prudent cost and investment trades across our business aligned with this unique environment, with Q2 FY2021 Adjusted EBITDA benefiting from improved efficiency and lower YoY spending on marketing, support services and international markets.

Shareholder Letter | Q2 Fiscal Year 2021 4

Commercial Networks

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions



$62
$64
$88
$79
($32)
($27)
Awards
Revenue
Adj. EBITDA
Q2 FY20
Q2 FY21

AWARDS, REVENUE AND ADJ. EBITDA
$ in millions



$161
$269
$167
$146
($67)
($61)
Awards
Revenue
Adj. EBITDA
Q2 FY20 YTD
Q2 FY21 YTD



Conceptual Design & Architecture Dev
Preliminary Design Review / Engineering Model
Critical Design Review / Qual
Volume Manufacturing
- Unit Build
- Unit Test
Payload Assembly & Test
Spacecraft I&T (Boeing)
Launch / Orbit Raise / IOT
In Service
VS-3 Payload Unique
Standard Processes

Business Highlights

Continuing the high volume of new wins from the prior quarter, Q2 FY2021 awards increased 3% YoY to $64 million, driven by demand for our extensive offerings of full-motion antennas, partially offset by the pandemic effect on product orders from the commercial air business. Year-to-date, awards were up over 66%, with antenna systems contributing approximately $190 million in awards and surpassing its total FY2020 awards in just the first half of FY2021. Backlog stood at $531 million at the end of the quarter, an increase of 57% YoY.

Revenue of $79 million was down 10% YoY, primarily driven by lower IFC terminal product shipments and partially offset by higher sales of fixed broadband terminal products.

Despite our lower revenue base, Q2 FY2021 Adjusted EBITDA loss improved over 16% YoY. Higher margins from our satellite networking and antenna systems programs combined with substantially lower R&D costs associated with ViaSat-3 were the primary drivers. We are staying prudent with our controllable expenses, while continuing to focus on strategic next generation investments in even higher throughput/lower cost per bit satellite payload, ground network and terminal development.

We continued to expand our service offerings this quarter, the most recent being our Real-Time Earth (RTE) network availability for Microsoft Azure customers as a managed services solution. Our RTE network provides Ground-Station-as-a-Service on a pay-per-use basis to both commercial and government customers to help scale their earth observation and remote sensing offerings.

ViaSat-3 Development Highlights

- ViaSat-3 (Americas) satellite is progressing through payload assembly. We successfully completed environmental testing for major portions of the first payload at Boeing in advance of full payload delivery. We expect this should significantly reduce schedule risk for the complete payload module during spacecraft integration
- Deployed Alpha test ground nodes for over-the-air space testing of major network components in advance of the first ViaSat-3 launch

Shareholder Letter | Q2 Fiscal Year 2021 5

Balance Sheet, Cash Flows and Liquidity

Viasat generated another quarterly record in operating cash flow, at $177 million, driven by strong earnings and continued optimization of working capital. For the 12 months ended September 30, 2020, we produced $587 million in operating cash flow, up $188 million from the prior 12-month period.

Capital expenditures were higher by $54 million YoY and flat sequentially. The YoY increase was primarily due to expenditures in our ViaSat-3 program as the first two payloads continue to progress through assembly, test and integration milestones, and the third payload construction ramps up.

During the quarter, our net leverage ratio declined 1/3 of a turn sequentially to 3.2x Adjusted EBITDA as a result of strong operating cash flow and a net debt decline of approximately $118 million, reflecting the receipt of $175 million in gross proceeds from a strategic private placement of our common stock to affiliates of Intercorp and The Baupost Group, our largest shareholder.

We ended the quarter with $350 million in cash and cash equivalents on our balance sheet and increased our liquidity to over $1 billion, which includes the full $700 million of undrawn revolving credit facility. We believe this provides sufficient liquidity to fully fund the three satellite ViaSat-3 constellation space and ground infrastructure. We have continued to strengthen our financial position during the pandemic and created significant flexibility to sustain long-term growth, technology leadership and competitive differentiation.

OPERATING CASH FLOW
$ in millions



$137
$110
$144
$157
$177
Q2 FY20
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21

CAPITAL EXPENDITURE
$ in millions



$177
$233
$163
$229
$231
Q2 FY20
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21

NET DEBT
$ in millions



$1,411
$1,548
$1,569
$1,638
$1,521
Q2 FY20
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21

NET LEVERAGE



3.3x
3.5x
3.4x
3.5x
3.2x
Q2 FY20
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21

Note: Net leverage ratio defined as principal amount of total debt less cash and cash equivalents, divided by LTM Adjusted EBITDA

Shareholder Letter | Q2 Fiscal Year 2021 6

Leadership Evolution In conjunction with today’s earnings report, Viasat announced an important step forward for the Company. We have worked closely with the Board for some time on how best to implement long-term executive succession planning. We believe Viasat has benefitted from stable and committed leadership through the transformation of the Company that has unfolded over the last decade-plus. The coming launch of our first ViaSat-3 satellite, and the substantial growth in services revenues enabled by it, aren’t the last step in that transformation, but it is the next big step. While Viasat operates in a growing worldwide footprint today, moving to a global constellation requires focused execution to serve multiple end markets around the world through our owned and operated network. Achieving what’s possible requires strategic vision and innovation, continued razor-sharp business execution and a commitment to forging strong and growing relationships with customers and partners on an even greater global scale. It also requires a long-term lens on how our Company must grow and evolve, including the development of future generations of leadership that will build on today’s successes. This is why the Board is today announcing the first step in long-term succession planning. Mark’s elevation to the new position of Executive Chairman, and Rick’s move into the role of CEO is intended as a seamless evolution to the next generation of Viasat leadership. In the immediate sense, the move is not a major change – since Rick has long managed virtually all of the Company’s operations and key direct reports, while Mark has devoted much of his energy to technology, industry thought leadership and regulatory issues at a time of dynamic change and opportunity in space connectivity systems and services. However, in the context of serving the best interests of Viasat’s long-term future, today’s change is in fact significant. Separating Mark’s and Rick’s roles will enable the Company to leverage the best of both leaders while planning for the future. Rick will focus on executing the Company’s business plan, and building a customer-centric organization delivering a compelling suite of broadband services to multiple end markets around the globe. Mark will devote full attention to the issues that will shape the future of our industry and Viasat’s position in it. And both will work closely with the Board on identifying and empowering Viasat’s future leaders, including Rick’s ultimate successor as CEO. For its 35 years in business, Viasat has fully embraced long-term vision and change supported by leadership stability and continuity. This recipe has led to Viasat reaching the top of the satellite communications industry and the doorstep of leadership in global broadband services. Today’s leadership transition is being executed in that spirit, but with a clear eye to Viasat’s evolving needs as it works to achieve the bright future that lies ahead. Mark Dankberg Executive Chairman Rick Baldridge President & CEO Shareholder Letter | Q2 Fiscal Year 20217

\

FY2021 Priorities and Outlook › While the COVID-19 crisis creates continued macro uncertainty, our first-half FY2021 performance suggests increased confidence in our financial outlook for the full fiscal year with potential for good Adjusted EBITDA growth YoY in FY2021 and on into FY2022. › Our broad business portfolio is helping offset the current lull in IFC revenue. High market demand in the U.S. for fixed broadband has contributed significantly to YoY growth in Adjusted EBITDA. We anticipate our Government Systems segment performance will be stronger in the second half given record order backlog and further adjustment to the pandemic environment, with continued growth looking forward into FY2022. › We continue to gain momentum, highlighted by record backlog of $2.3 billion, which gives us a solid foundation to execute on our longer-term growth strategy. Further, our reported backlog does not include another $3 billion in unawarded government IDIQ contract value. › IFC results will likely remain challenging near term, but we remain optimistic about gaining meaningful market share coming out of the crisis, as supported by the recent KLM win. › Cost reduction and prioritization actions are expected to continue to support the business through the current macro uncertainty. › We’ve sustained progress on the ViaSat-3 space and ground infrastructure. The major payload modules successfully completed space environmental testing at Boeing, a significant milestone and risk reduction for the balance of the schedule. Full payload delivery is anticipated in Q1 calendar year 2021, and satellite launch targeted by the end of the calendar year. We continue to run our business prudently amidst the uncertainty that remains across the globe due to the COVID-19 pandemic. We believe that near-term challenges are temporary. There is a growing awareness that satellite connectivity is a very large and growing market opportunity. We have confidence that our approach to these markets is both highly capital efficient and highly scalable, and that our deep vertical market knowledge and skills will help us use those attributes to deliver exceptional value to our customers. Our employees, who make all this possible, have outperformed in every dimension. On behalf of everyone at Viasat, we want to thank our shareholders, customers, partners and employees for their continued support, and we look forward to keeping you posted on our progress. Sincerely, Mark Dankberg Rick Baldridge Shareholder Letter | Q2 Fiscal Year 2021 8

Forward Looking Statements This shareholder letter contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to the impact of the COVID-19 pandemic on our business and business conditions generally, and our expected positioning and market share post-pandemic; projections of earnings, revenue, costs or other financial items; anticipated growth and trends in our business or key markets; ability to capitalize on awards received and unawarded IDIQ contract vehicles received in the quarter; future economic conditions and performance, including expectations for performance and results of operations in the remainder of FY2021 and beyond; the development, customer acceptance and anticipated performance of technologies, products or services; international growth opportunities; satellite construction and launch activities, including expectations regarding completion and launch of our ViaSat-3 class satellites; anticipated subscriber growth; plans, objectives and strategies for future operations; the number of IFC systems anticipated to be activated under existing contracts with commercial airlines; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially and adversely include: our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites and any future satellite we may construct or acquire; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband services on our anticipated timeline or at all; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees or the overall economy; our ability to realize the anticipated benefits of our acquisitions or strategic partnering arrangements; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell or deploy our products and services; changes in the way others use spectrum; our inability to access additional spectrum, use spectrum for additional purposes, and/or operate satellites at additional orbital locations; competing uses of the same spectrum or orbital locations that we utilize or seek to utilize; the effect of recent changes to U.S. tax laws; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason. Use of Non-GAAP Financial Information To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use non-GAAP net income (loss) attributable to Viasat Inc. and Adjusted EBITDA, measures we believe are appropriate to enhance an overall understanding of our past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to our historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below. Copyright © 2020 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners. Shareholder Letter | Q2 Fiscal Year 20219

Viasat Second Quarter Fiscal Year 2021 Results

Financial Results
(In millions, except per share data)	Q2 FY21	Q2 FY20	Year-Over- Year Change	First 6 Months FY21	First 6 Months FY20	Year-Over- Year Change
Revenues	$554.3	$592.3	(6)%	$1,084.8	$1,129.3	(4)%
Net income (loss)[1]	$2.0	$3.2	(39)%	($10.4)	($8.3)	26%
Non-GAAP net income[1]	$20.5	$21.0	(3)%	$25.3	$27.4	(8)%
Adjusted EBITDA	$130.3	$118.2	10%	$235.0	$215.0	9%
Diluted per share net income (loss)[1]	$0.03	$0.05	(40)%	($0.16)	($0.14)	14%
Non-GAAP diluted per share net income[1,2]	$0.31	$0.33	(6)%	$0.39	$0.44	(11)%
Fully diluted weighted average shares[2]	67.0	62.8	7%	64.6	61.2	5%

New contract awards[3]	$730.6	$692.3	6%	$1,467.5	$1,198.1	22%
Sales backlog[4]	$2,304.7	$1,944.9	18%	$2,304.7	$1,944.9	18%

Segment Results
(In millions)	Q2 FY21	Q2 FY20	Year-Over- Year Change	First 6 Months FY21	First 6 Months FY20	Year-Over- Year Change
Satellite Services
New contract awards[3]	$213.3	$212.6	0%	$411.1	$404.6	2%
Revenues	$215.9	$205.7	5%	$417.9	$402.5	4%
Operating profit[5]	$11.5	$5.1	124%	$9.6	$3.0	216%
Adjusted EBITDA	$84.6	$70.7	20%	$156.0	$137.8	13%

Commercial Networks
New contract awards	$63.9	$62.1	3%	$268.9	$161.1	67%
Revenues	$78.9	$88.0	(10)%	$146.0	$167.0	(13)%
Operating loss[5]	($45.4)	($46.8)	(3)%	($96.8)	($96.6)	0%
Adjusted EBITDA	($26.6)	($31.8)	(16)%	($60.7)	($67.0)	(9)%

Government Systems
New contract awards	$453.4	$417.6	9%	$787.5	$632.4	25%
Revenues	$259.5	$298.5	(13)%	$520.9	$559.7	(7)%
Operating profit[5]	$47.9	$62.1	(23)%	$97.4	$108.0	(10)%
Adjusted EBITDA	$72.3	$79.3	(9)%	$139.8	$144.1	(3)%

[1]	Attributable to Viasat, Inc. common stockholders.
[2]

As the six months ended September 30, 2020 and 2019 resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the six months ended September 30, 2020 and 2019 resulted in non-GAAP net income, 65.1 million and 62.6 million, respectively, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

[3]	Awards exclude future revenue under recurring consumer commitment arrangements.
[4]

Amounts include certain backlog adjustments due to contract changes and amendments. Our backlog includes contracts with subscribers for fixed broadband services in our satellite services segment. Backlog does not include anticipated purchase orders and requests for the installation of in-flight connectivity systems or future recurring in-flight internet service revenues under our commercial in-flight internet agreements in our Commercial Networks and Satellite Services segments, respectively.

[5]	Before corporate and amortization of acquired intangible assets.

Shareholder Letter | Q2 Fiscal Year 2021            10

Viasat Second Quarter Fiscal Year 2021 Results (cont.)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Revenues:
Product revenues	$255,980	$306,830	$506,614	$570,445
Service revenues	298,298	285,426	578,152	558,848

Total revenues	554,278	592,256	1,084,766	1,129,293

Operating expenses:
Cost of product revenues	191,890	223,075	379,782	420,015
Cost of service revenues	195,423	187,024	393,100	374,543
Selling, general and administrative	125,451	127,391	246,490	252,523
Independent research and development	27,531	34,314	55,167	67,788
Amortization of acquired intangible assets	1,300	2,027	2,858	4,064

Income from operations	12,683	18,425	7,369	10,360
Interest expense, net	(9,662)	(9,127)	(18,954)	(19,376)

Income (loss) before income taxes	3,021	9,298	(11,585)	(9,016)
Benefit from (provision for) income taxes	687	(2,390)	6,435	4,820
Equity in (loss) income of unconsolidated affiliate, net	(317)	1,154	14	2,521

Net income (loss)	3,391	8,062	(5,136)	(1,675)
Less: net income attributable to noncontrolling interests, net of tax	1,428	4,868	5,290	6,599

Net income (loss) attributable to Viasat Inc.	$1,963	$3,194	$(10,426)	$(8,274)

Diluted net income (loss) per share attributable to Viasat Inc. common stockholders	$0.03	$0.05	$(0.16)	$(0.14)

Diluted common equivalent shares (2)	67,006	62,761	64,554	61,200

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.
ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:
(In thousands, except per share data)	Three months ended		Six months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

GAAP net income (loss) attributable to Viasat Inc.	$1,963	$3,194	$(10,426)	$(8,274)
Amortization of acquired intangible assets	1,300	2,027	2,858	4,064
Stock-based compensation expense	22,386	21,101	43,328	42,328
Income tax effect (1)	(5,183)	(5,329)	(10,504)	(10,747)

Non-GAAP net income attributable to Viasat Inc.	$20,466	$20,993	$25,256	$27,371

Non-GAAP diluted net income per share attributable to Viasat Inc. common stockholders	$0.31	$0.33	$0.39	$0.44

Diluted common equivalent shares (2)	67,006	62,761	65,056	62,636

(1)  The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

(2)  As the six months ended September 30, 2020 and 2019 resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the six months ended September 30, 2020 and 2019 resulted in non-GAAP net income, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended		Six months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

GAAP net income (loss) attributable to Viasat Inc.	$1,963	$3,194	$(10,426)	$(8,274)
(Benefit from) provision for income taxes	(687)	2,390	(6,435)	(4,820)
Interest expense, net	9,662	9,127	18,954	19,376
Depreciation and amortization	97,012	82,338	189,614	166,350
Stock-based compensation expense	22,386	21,101	43,328	42,328

Adjusted EBITDA	$130,336	$118,150	$235,035	$214,960

Shareholder Letter | Q2 Fiscal Year 2021            11

Viasat Second Quarter Fiscal Year 2021 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended September 30, 2020				Three months ended September 30, 2019
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$11,483	$(45,363)	$47,863	$13,983	$5,118	$(46,781)	$62,115	$20,452
Depreciation (3)	58,701	8,148	13,330	80,179	50,104	5,826	10,412	66,342
Stock-based compensation expense	6,519	8,030	7,837	22,386	6,405	7,273	7,423	21,101
Other amortization	8,205	2,590	4,738	15,533	7,907	1,879	4,183	13,969
Equity (loss) income of unconsolidated affiliate, net	(317)	-	-	(317)	1,154	-	-	1,154
Noncontrolling interests	-	-	(1,428)	(1,428)	-	-	(4,868)	(4,868)

Adjusted EBITDA	$84,591	$(26,595)	$72,340	$130,336	$70,688	$(31,803)	$79,265	$118,150

	Six months ended September 30, 2020				Six months ended September 30, 2019
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$9,626	$(96,757)	$97,358	$10,227	$3,048	$(96,642)	$108,018	$14,424
Depreciation (3)	117,217	15,550	25,172	157,939	103,698	11,345	20,101	135,144
Stock-based compensation expense	12,730	15,604	14,994	43,328	12,892	14,661	14,775	42,328
Other amortization	16,365	4,859	7,593	28,817	15,616	3,677	7,849	27,142
Equity in income of unconsolidated affiliate, net	14	-	-	14	2,521	-	-	2,521
Noncontrolling interests	-	-	(5,290)	(5,290)	-	-	(6,599)	(6,599)

Adjusted EBITDA	$155,952	$(60,744)	$139,827	$235,035	$137,775	$(66,959)	$144,144	$214,960

(3)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of		As of	As of
Assets	September 30, 2020	March 31, 2020	Liabilities and Equity	September 30, 2020	March 31, 2020

Current assets:			Current liabilities:
Cash and cash equivalents	$350,433	$304,309	Accounts payable	$169,264	$183,601
Accounts receivable, net	249,581	330,698	Accrued and other liabilities	423,018	391,190
Inventories	332,927	294,416	Current portion of long-term debt	32,301	29,788

Prepaid expenses and other current assets	108,178	116,281	Total current liabilities	624,583	604,579

Total current assets	1,041,119	1,045,704
			Senior notes	1,681,773	1,285,497
			Other long-term debt	132,904	536,166
			Non-current operating lease liabilities	313,085	286,550
Property, equipment and satellites, net	2,848,640	2,586,735	Other liabilities	143,360	120,934

Operating lease right-of-use assets	339,770	308,441	Total liabilities	2,895,705	2,833,726

Other acquired intangible assets, net	12,030	14,439	Total Viasat Inc. stockholders’ equity	2,280,046	2,027,787
Goodwill	121,765	121,197	Noncontrolling interest in subsidiary	27,645	22,355

Other assets	840,072	807,352	Total equity	2,307,691	2,050,142

Total assets	$5,203,396	$4,883,868	Total liabilities and equity	$5,203,396	$4,883,868

Shareholder Letter | Q2 Fiscal Year 2021            12

Viasat Financial Reconciliation Prior Periods

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands, except per share data)	Three months ended
	June 30, 2020	March 31, 2020	December 31, 2019

GAAP net (loss) income attributable to Viasat Inc.	$(12,389)	$1,586	$6,476
Amortization of acquired intangible assets	1,558	1,691	1,856
Stock-based compensation expense	20,942	22,317	21,908
Income tax effect (1)	(5,321)	(5,610)	(5,573)

Non-GAAP net income attributable to Viasat Inc.	$4,790	$19,984	$24,667

(1)The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended
	June 30, 2020	March 31, 2020	December 31, 2019

GAAP net (loss) income attributable to Viasat Inc.	$(12,389)	$1,586	$6,476
(Provision for) benefit from income taxes	(5,748)	816	(3,911)
Interest expense, net	9,292	8,520	9,097
Depreciation and amortization	92,602	87,069	88,759
Stock-based compensation expense	20,942	22,317	21,908

Adjusted EBITDA	$104,699	$120,308	$122,329

Shareholder Letter | Q2 Fiscal Year 2021            13